Exhibit 3.1
MEDICAL PROPERTIES TRUST, INC.
SECOND AMENDED AND RESTATED BYLAWS
ARTICLE I
STOCKHOLDERS
SECTION 1.01. Annual Meeting. The annual meeting of the stockholders of Medical Properties Trust, Inc. (the “Corporation”) shall be held at the principal office of the Corporation in the State of Maryland or at any other place within or without the State of Maryland as may be designated by the Board of Directors. The annual meeting shall be held at such time and on such date as is determined by the Board of Directors. The business to be transacted at the meeting shall be the election of directors and such other business as is properly brought before the meeting. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.
SECTION 1.02. Notification of Stockholder Business. At the annual meeting of stockholders only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the annual meeting (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record both at the time of giving notice provided for in this SECTION 1.02 and at the time of the annual meeting, at the time of the meeting is entitled to vote at the meeting, is present (in person or by proxy) at the meeting and complies with the notice procedures set forth in this SECTION 1.02. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must (a) have given timely notice thereof in writing to the Secretary of the Corporation and (b) have provided any updates or supplements to such notice at the times and in the forms required by this SECTION 1.02. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the later of sixty (60) days prior to such annual meeting and ten (10) days following the issuance by the Corporation of a press release announcing the meeting date. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. For the avoidance of doubt, for a stockholder to bring business before an annual meeting, such stockholder must comply with the procedures set forth in this SECTION 1.02 and this shall be the exclusive means for a stockholder to bring such business properly before an annual meeting.
A stockholder’s notice must contain, as of the date such notice is delivered to the Secretary of the Corporation:

(a)	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(b)	the name and address of the stockholder who intends to propose such business;

(c)	a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business;

(d)	any material interest of the stockholder and any Stockholder Associated Person(s) (as defined below), individually or in the aggregate, in such business, including any anticipated benefit to the stockholder or any Stockholder Associated Person(s) therefrom; and

(e)	as to the stockholder giving the notice and any Stockholder Associated Person(s) (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Stockholder Associated Person(s); (ii)(A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and any such Stockholder Associated Person(s), (B) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder and/or any such Stockholder Associated Person(s) the purpose or effect of which is to give such stockholder and/or any such Stockholder Associated Person(s) economic benefit and/or risk similar to ownership of shares of any class or series of the Corporation, in whole or in part, including due to the fact that such derivative, swap or other transaction provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of shares of any class or series of the Corporation (“Synthetic Equity Interests”) and such disclosure shall identify the counterparty to each such Synthetic Equity Interest and shall include, for each such Synthetic Equity Interest, whether or not (x) such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such stockholder and/or any such Stockholder Associated Person(s), (y) such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) such stockholder, any such Stockholder Associated Person(s) and/or, to their knowledge, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (C) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder and/or any such Stockholder Associated Person(s) has or shares a right to vote any shares of any class or series of the Corporation, (D) any agreement, arrangement, understanding or relationship (which disclosure shall identify the counterparty thereto), including any hedge, repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder and/or any such Stockholder Associated Person(s), the purpose or effect of which is to mitigate loss to, reduce the economic risk of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder and/or any such Stockholder Associated Person(s) with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the value of the shares of any class or series of the Corporation (“Short Interests”), (E) any rights to dividends or other distributions on the shares of any class or series of the Corporation owned beneficially by such stockholder and/or any such Stockholder Associated Person(s) that are separated or separable from the underlying shares of the Corporation, (F) any performance-related fees (other than an asset based fee) that such stockholder and/or any such Stockholder Associated Person(s) is entitled to based on any increase or decrease in the value of shares of any class or series of the Corporation, any Synthetic Equity Interests or Short Interests, if any (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Material Ownership Interests”); (iii) the investment strategy or objective, if any, of such stockholder and/or any such Stockholder Associated Person(s) and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder or any such Stockholder Associated Person(s); and (iv) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of other business on the date of such stockholder’s notice, and the class or series and number of shares of the Corporation’s capital stock beneficially owned by such other stockholder(s).
“Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.
A stockholder providing timely notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this SECTION 1.02 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such annual meeting, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date for the meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
Upon written request by the Secretary of the Corporation or the Board of Directors, any stockholder proposing any proposal for other business at a meeting of stockholders shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this SECTION 1.02.
The presiding officer of the meeting shall have the discretion to declare at the meeting that any business proposed by a stockholder to be considered at the meeting is out of order and that such business shall not be transacted at the meeting if the presiding officer concludes that the matter has been proposed in a manner inconsistent with the procedures set out in this SECTION 1.02.
SECTION 1.03. Special Meetings. Special meetings of the stockholders may be called by the President, the Board of Directors, or, subject to the provisions of SECTION 2-502 of the Maryland General Corporation Law, by the stockholders entitled to cast a majority of all the votes entitled to be cast at that meeting. The Board of Directors may revoke the notice for any special meeting in the event that the requesting stockholders fail to deliver to the Secretary of the Corporation a written agreement signed by each requesting stockholder and any Stockholder Associated Person(s) required by the Board of Directors to sign, pursuant to which each such persons, jointly and severally, agrees to pay the Corporation’s costs of holding the special meeting, including the costs of preparing and mailing proxy materials for the Corporation’s own solicitation.
SECTION 1.04. Notice Of Meetings. A written notice of all annual meetings of stockholders stating the time, date and place of such annual meetings and, to the extent required by the Maryland General Corporation Law, the purpose for which the meeting has been called shall be given by the Secretary or an Assistant Secretary (or other person authorized by these Bylaws or by law) not less than ten (10) days nor more than ninety (90) days before the meeting, unless any provisions of the Maryland General Corporation Law prescribe a different period of notice, to each stockholder entitled to vote at such meeting or to each stockholder who, under the Corporation’s Articles of Incorporation, as amended from time to time (the “Charter”), or under these Bylaws, is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books or by any other means permitted by Maryland law. At any time, upon the written request of any person or persons entitled to call a special meeting, it shall be the duty of the Secretary to send out notice of the special meeting, to be held within or without the State of Maryland and at such time and on such date as may be fixed by the Board of Directors, such notice to be given to each stockholder not less than ten (10) nor more than ninety (90) days before such meeting is to take place in the same manner as provided for annual meetings of stockholders and to state the time, date and place of such special meeting and the purpose or purposes for which the meeting has been called. Only those matters set forth in the notice of a special meeting may be considered or acted upon at such special meeting. Such notices shall be deemed to be delivered when hand delivered to such stockholder’s address or if mailed, when deposited in the mail so addressed, with postage prepaid. A stockholder may waive the notice of any meeting of stockholders by attendance, either in person or by proxy, at the meeting, or by delivery of a written waiver or a waiver by electronic transmission, either before or after the meeting, which is filed with the records of stockholders meetings. Attendance at a meeting for the express purpose of objecting that the meeting was not lawfully called or convened shall not, however, constitute a waiver of notice.

SECTION 1.05. Adjournment, Postponement or Cancellation. Any meeting of stockholders may be adjourned from time to time, whether or not there is a quorum, by the presiding officer or the vote of a majority of the shares present. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken except as provided by law. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is to a date more than one hundred twenty (120) days after the original record date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement of such postponement or cancellation prior to the meeting.
SECTION 1.06. Quorum. Except as otherwise provided by law, stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, represented in person or by proxy, shall constitute a quorum at any annual or special meeting of stockholders; but if less than a quorum is present at a meeting, stockholders present or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in SECTION 1.05 above. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 1.07. Voting And Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the Corporation, unless otherwise provided by law or by the Charter. Stockholders may vote either in person or by written proxy, but no proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary of the meeting before being voted. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.
SECTION 1.08. Action At Meeting. When a quorum is present, any matter before any annual or special meeting of stockholders, other than the election of directors, shall be decided by vote of the holders of a majority of the shares of stock voting on such matter, except where a larger vote is required by law, by the Charter or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Charter or by these Bylaws. The Corporation shall not directly or indirectly vote any shares of its own stock except as to shares which it holds in a fiduciary capacity or except as otherwise permitted by law. An abstention shall not be deemed a vote cast.
SECTION 1.09. Conduct of Stockholders Meetings. The presiding officers at stockholders meetings shall be determined as provided in Article III hereof. The precedence of, and procedure on, motions and other procedural matters at such meetings shall be as determined by the presiding officer of the meeting, in his sole discretion, including, without limitation,

(a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and other such individuals as the presiding officer may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the presiding officer may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; and (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the presiding officer; provided that he acts in a manner not inconsistent with law, with the Charter or with these Bylaws. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Voting by the stockholders shall be by voice or by ballot as determined by the presiding officer of the meeting.
SECTION 1.10. Inspectors Of Election. The Board of Directors by resolution may appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at a meeting of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed by the Board of Directors to act or is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law. The presiding officer of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.
SECTION 1.11. List Of Stockholders Entitled To Vote. The Secretary shall make, or shall cause to be made, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.
ARTICLE II
DIRECTORS
SECTION 2.01. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Charter or required by law.

SECTION 2.02. Number and Term. The number of directors shall not be less than one (1) nor or more than fifteen (15), as fixed from time to time by the Board of Directors, with the initial Board of Directors consisting of three (3) directors; provided, however, that the tenure of office of a director shall not be affected by any increase or decrease in the number of directors so made by the Board of Directors. Directors shall be elected at the annual meeting of the stockholders or at any special meeting of the stockholders if the Board of Directors has determined that directors shall be elected at such special meeting, and each director shall serve until the next annual meeting of stockholders and until his successor shall be duly elected and qualified.
SECTION 2.03. Notification of Stockholder Nominations. Nomination of candidates for election as directors of the Corporation at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record both at the time of giving notice provided in this SECTION 2.03 and at the time of the annual meeting, at the time of the meeting is entitled to vote at the annual meeting, is present (in person or by proxy) at the meeting and complies with the notice procedures set forth in this SECTION 2.03. Nominations of candidates for election as directors of the Corporation at any special meeting of stockholders at which directors are to be elected may be made (i) by, or at the direction of, a majority of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving notice provided for in this SECTION 2.03 and at the time of the special meeting, at the time of the meeting is entitled to vote at the special meeting, is present (in person or by proxy) at the meeting and complies with the notice procedures set forth in this SECTION 2.03. Only persons nominated in accordance with the procedures set forth in this SECTION 2.03 shall be eligible for election as directors at an annual or special meeting of stockholders.
Nominations, other than those made by, or at the direction of, the Board of Directors shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this SECTION 2.03 and such notice shall be updated or supplemented at the times and in the forms required by this SECTION 2.03. To be timely for an annual meeting, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the later of sixty (60) days prior to such annual meeting and ten (10) days following the issuance by the Corporation of a press release announcing the meeting date. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. For the avoidance of doubt, for a stockholder to bring nominations before an annual or special meeting, such stockholder must comply with the procedures set forth in this SECTION 2.03 and this shall be the exclusive means for a stockholder to bring such nominations properly before an annual or special meeting.

Such stockholder’s notice shall set forth, as of the date such notice is delivered to the Secretary of the Corporation:
(a)	as to each person whom the stockholder proposes to nominate for election or re-election as a director:
(i) the name, age, business address and residence address of such person;
(ii) the principal occupation or employment of such person;
(iii) the class or series and number of shares of the Corporation’s capital stock which are beneficially owned by such person on the date of such stockholder’s notice;
(iv) the date such shares were acquired and the investment intent of such acquisition;
(v) the consent of each nominee to serve as a director of the Corporation if so elected; and
(vi) any other information relating to such person that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and
(b)	as to the stockholder giving the notice:
(i) a brief description of the nominations desired to be brought before the meeting and the reasons for making such nominations at the meeting;
(ii) the name and address of the stockholder who intends to make such nominations;
(iii) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to make such nominations;
(iv) a description of all arrangements or understandings among the stockholder and/or any Stockholder Associated Person(s) and each nominee and any other person (naming such person(s)) pursuant to which the nominations are to be made by the stockholder; and
(v) as to the stockholder giving the notice and any Stockholder Associated Person(s) (A) the information required by SECTION 1.02(e)(i)-(iii); and (B) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director, and the class or series and number of shares of the Corporation’s capital stock beneficially owned by such other stockholder(s).
A stockholder providing timely notice of nominations proposed to be brought before an annual or special meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this SECTION 2.03 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such meeting, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date for the meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
Upon written request by the Secretary of the Corporation or the Board of Directors, any stockholder proposing a nominee for election as a director at a meeting of stockholders shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this SECTION 2.03.
The presiding officer of the meeting may refuse to acknowledge the nomination of any person made without compliance with the foregoing procedure. The Company may refuse to include the nomination of any person properly submitted pursuant to this SECTION 2.03 on the Company’s proxy materials if such nomination does not further comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
SECTION 2.04. Qualification. Directors need not be a stockholders of the Corporation. Unless waived by a vote of the Board of Directors, no individual may serve as a director of the Corporation if he has reached the age of seventy-five (75) years at the time of election.
SECTION 2.05. Vacancies. Vacancies occurring in the Board of Directors, other than those resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. Vacancies resulting from an increase in the number of directors may be filled by a majority of the entire Board of Directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.
SECTION 2.06. Resignation. Any director may resign at any time by giving written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such written notice or upon any future date or the occurrence of any future event specified in the notice, unless the resignation otherwise provides.

SECTION 2.07. Regular Meetings. Regular meetings of the Board of Directors shall be held, without other notice than this Bylaw, on the same date and at the same place as the annual meeting of stockholders following the close of such meeting of stockholders and at such other times as the Board of Directors may by resolution from time to time determine without other notice than such resolution.
SECTION 2.08. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 2.09. Notice Of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person or by telephone, electronic mail, facsimile transmission or by telegram sent to his business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his business or home address at least seventy-two (72) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, upon transmission of the message by electronic mail, upon completion of transmission of a facsimile message and receipt of a completed answer back indicating receipt or when delivered to the telegraph company if sent by telegram.
When any meeting of the Board of Directors, either regular or special, is adjourned for more than thirty (30) days, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the hour, date or place of any meeting adjourned for thirty (30) days or less or of the business to be transacted at such meeting if an announcement is made at the meeting at which such adjournment is taken of the hour, date and place to which the meeting is adjourned.
A written waiver of notice executed, or a waiver of notice sent by electronic mail, before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting. Attendance at a meeting for the express purpose of objecting that the meeting was not lawfully called or convened shall not, however, constitute a waiver of notice. Except as otherwise required by law, by the Charter or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 2.10. Quorum. At any meeting of the Board of Directors, a majority of the Board of Directors then in office shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in SECTION 2.09. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. The directors present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.
SECTION 2.11. Action At Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of the directors present may take any action on behalf of the Board of Directors, unless otherwise required by law, by the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of a majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.
SECTION 2.12. Action By Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. Such consent shall be filed with the records of the proceedings of the Board of Directors and shall be treated for all purposes as a vote at a meeting of the Board of Directors.
SECTION 2.13. Manner Of Participation. Members of the Board of Directors or of committees elected by the Board of Directors pursuant to SECTION 2.14 below may participate in meetings of the Board or of such committees by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.
SECTION 2.14. Committees. The Board of Directors, by the affirmative vote of a majority of the directors then in office, may appoint from its number directors to serve on one or more committees, including an Audit Committee, a Compensation Committee, an Ethics, Nominating and Corporate Governance Committee and an Investment Committee, and may delegate thereto some or all of its powers except those which by law, by the Charter or by these Bylaws, may not be delegated. Except as the Board of Directors may otherwise determine or as required by law, by the Charter or these Bylaws, any such committee may make rules for conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by the Charter and by these Bylaws for the Board of Directors. The Board of Directors may change the membership of any committee, fill any vacancy on a committee, designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee, or abolish any such committee, other than the Audit Committee, at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.
The Board of Directors shall have power to rescind any action of any committee, other than the Audit Committee, but no such rescission shall have retroactive effect. With the approval of the Board of Directors, the Chief Executive Officer may appoint such other committees consisting of such directors as the Chief Executive Officer shall select. Any recommendations of such committees appointed by the Chief Executive Officer shall be submitted to the Board of Directors for its approval.
SECTION 2.15. Compensation Of Directors. Directors shall receive compensation for their services as shall be determined by a majority of the Board of Directors, except that directors who are serving the Corporation as officers or employees and who receive compensation for their services as such (“Employee Directors”) shall not receive any salary or other compensation for their services as directors of the Corporation; provided, however, that such Employee Directors may be paid their reasonable expenses incurred as a director.
SECTION 2.16. Ratification. The Board of Directors may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors could have originally authorized the matter. Moreover, any such action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.
ARTICLE III
OFFICERS
SECTION 3.01. Enumeration. The officers of the Corporation shall consist of a President, a Chief Executive Officer, a Secretary and a Treasurer and such other officers, including without limitation a Chairman of the Board, a Chief Operating Officer, a Chief Financial Officer, a Chief Accounting Officer, one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.
SECTION 3.02. Election And Appointment. At the regular meeting of the Board of Directors following the annual meeting of stockholders, the Board of Directors shall elect the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular meeting of the Board of Directors or at any other regular or special meeting.
SECTION 3.03. Qualification. No officer need be a stockholder or a director, except that the Chairman of the Board must be a director. Any person may occupy more than one office of the Corporation at any time except the offices of President and Vice President. Any officer may be required by the Board of Directors to give bond, at the Corporation’s expense, for the faithful performance of his duties in such amount and with such sureties as the Board of Directors may determine.

SECTION 3.04. Tenure. Except as otherwise provided by the Charter or by these Bylaws, each of the officers of the Corporation shall hold office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The Board of Directors may, however, authorize the Corporation to enter into an employment contract with any officer in accordance with law, but no such contract right shall prohibit the right of the Board of Directors to remove any officer at any time in accordance with SECTION 3.06 below.
SECTION 3.05. Resignation. Any officer may resign by delivering written notice of his resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make the resignation effective.
SECTION 3.06. Removal. If the Board of Directors in its judgment finds that the best interests of the Corporation will be served, the Board of Directors may remove any officer by the affirmative vote of a majority of the directors then in office. Such removal shall be without prejudice to the contract rights, if any, of the person so removed.
SECTION 3.07. Absence Or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 3.08. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
SECTION 3.09. Chief Executive Officer. The President shall be the Chief Executive Officer, unless the Board of Directors shall elect another officer to be the Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general supervision and control of the Corporation’s business and shall preside, when present, at all meetings of the stockholders.
SECTION 3.10. Chairman Of The Board. The Chairman of the Board shall preside at all meetings of the Board of Directors. If the Chairman of the Board is absent, the President shall preside at meetings of the Board of Directors. If the Chairman of the Board is not the Chief Executive Officer and in the absence of the Chief Executive Officer, the Chairman of the Board shall preside, when present, at all meetings of the stockholders. The Chairman of the Board shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate. If the Chairman of the Board is not the Chief Executive Officer, he shall also have such powers and perform such duties as the Chief Executive Officer may from time to time designate.
SECTION 3.11. President. In the absence of the Chairman of the Board, the President shall preside, when present, at all meetings of the Board of Directors. If the President is not the Chief Executive Officer or Chairman of the Board and in the absence of such persons, the President shall preside, when present, at all meetings of the stockholders. If the President is not the Chief Executive Officer, he shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 3.12. Chief Operating Officer, Chief Financial Officer And Chief Accounting Officer. Any Chief Operating Officer, Chief Financial Officer or Chief Accounting Officer shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 3.13. Vice Presidents And Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 3.14. Treasurer And Assistant Treasurers. The Treasurer shall have all the powers and duties usually incident to the office of Treasurer, except as the Board of Directors may otherwise provide. He shall have custody of all funds, securities, and valuable documents of the Corporation. He shall have such other duties and powers as may be designated from time to time by the Board of Directors. In the absence of a Chief Financial Officer, the Treasurer shall be deemed to be the Chief Financial Officer of the Corporation whenever the signature of the Chief Financial Officer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in the Bylaws, and the Treasurer shall have authority to affix his signature in such capacity. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.
SECTION 3.15. Secretary And Assistant Secretaries. The Secretary shall have all the powers and duties usually incident to the office of Secretary, except as the Board of Directors may otherwise provide. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting, a secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by the signature of the Secretary or an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors. In the absence of the Secretary, any Assistant Secretary may perform the duties and responsibilities of the Secretary. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.
SECTION 3.16. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors (or an appropriately designated committee of the Board of Directors) and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

SECTION 3.17. Other Powers And Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors.
ARTICLE IV
STOCK
SECTION 4.01. Certificates Of Stock. Unless otherwise provided by the Board of Directors or by law, each stockholder shall be entitled to a certificate of the stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall bear the seal of the Corporation, if one has been adopted, and shall be signed by the Chairman of the Board of Directors, President or a Vice President and countersigned by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. The seal of the Corporation, if one has been adopted, and any and all signatures on the certificate may be a facsimile, including those of any transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the Maryland General Corporation Law, the Corporation shall provide to the record holders of such shares a written statement of the information required by the Maryland General Corporation Law to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates. If a class or series of stock is authorized by the Board of Directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the Board of Directors and then only upon written request by such stockholder to the Secretary of the Corporation.
SECTION 4.02. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock may be transferred only on the books of the Corporation, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of uncertificated shares, to the extent then required by the Maryland General Corporation Law, the Corporation shall provide to record holders of such shares a written statement of the information required by the Maryland General Corporation Law to be included on stock certificates.

SECTION 4.03. Record Holders. Except as may otherwise be required by law, by the Charter or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
SECTION 4.04. Record Date. In order that the Corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than ninety (90) days nor less than ten (10) days before the date of such meeting, nor more than ninety (90) days prior to any other action. In such case, only stockholders of record on such record date shall be so entitled, notwithstanding any transfer of stock on the stock transfer books of the Corporation after the record date.
If no record date is fixed:
(a)	the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be the later of (i) the close of business on the day on which notice is mailed or (ii) the 30th day before the meeting; and

(b)	the record date for determining stockholders entitled to receive payment of a dividend or an allotment of any rights shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 4.05. Lost, Destroyed, or Stolen Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed, or stolen except on production of evidence, satisfactory to the Board of Directors, of that loss, destruction or theft, and, if the Board of Directors so requires, upon the furnishing of an indemnity bond in such amount (but not to exceed twice the value of the shares represented by the certificate) and with such terms and surety as the Board of Directors, if any, in its discretion, require. If such stock has ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined such certificate may be issued.
SECTION 4.06. Transfer Agents And Registrars. The Corporation may serve as the transfer agent and registrar of the shares of stock, or the Board of Directors may, in its discretion, appoint one or more responsible banks, trust companies or other entity as the Board of Directors may deem advisable, from time to time, to act as transfer agents and registrars of shares of stock. No certificate for shares of stock shall be valid until countersigned by the transfer agent and registered by the registrar.

SECTION 4.07. Stockholders’ Addresses. Every stockholder or transferee shall furnish the Secretary or a transfer agent with the address to which notice of meetings and all other notices may be served upon or mailed to such stockholder or transferee, and in default thereof, such stockholder or transferee shall not be entitled to service or mailing of any such notice.
SECTION 4.08. Stock Ledger. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class or series which the stockholder holds. The stock ledger may be in written form or in any other form, which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class or series of stock, or, if none, at the principal executive offices of the Corporation.
ARTICLE V
INDEMNIFICATION
SECTION 5.01. Right To Indemnification. The Corporation shall, to the maximum extent permitted by the Maryland General Corporation Law in effect from time to time, indemnify, and, without a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation or director, officer, partner or trustee of such other entity (each, an “Indemnitee”). The Corporation shall, to the maximum extent permitted by the Maryland General Corporation Law in effect from time to time, provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described above (any such person shall also be deemed to be an “Indemnitee”).
SECTION 5.02. Indemnification Of Employees And Agents Of The Corporation. With the approval of the Board of Directors, the Corporation shall, to the maximum extent permitted by the Maryland General Corporation Law in effect from time to time, and to such further extent as it shall deem appropriate under the circumstances, provide such indemnification and advancement of expenses as described in SECTION 5.01 above, to any employee or agent of the Corporation or a predecessor of the Corporation (each such person shall also be deemed to be an “Indemnitee”).
SECTION 5.03. Right Of Indemnitee To Bring Suit. If a claim under this Article V is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by an Indemnitee who is a present or former director to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses), it shall be a defense that such Indemnitee has not met the applicable standard of conduct set forth in the Maryland General Corporation Law. In addition, in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee who is a present or former director has not met the applicable standard of conduct set forth in the Maryland General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Maryland General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.
SECTION 5.04. Non-Exclusivity Of Rights, Etc. The rights to indemnification and to advancement of expenses conferred in this Article V (a) shall not be exclusive of any other right which any person may have or hereafter acquire under these Bylaws, the Charter or any statute, agreement, vote of stockholders or disinterested directors or otherwise and (b) shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer. All rights to indemnification and to advancement of expenses under the Charter and these Bylaws shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while these Bylaw are in effect. Nothing herein shall prevent the amendment of these Bylaw, provided that no such amendment shall diminish the rights of any Indemnitee hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of these Bylaw shall not in any way diminish any rights to indemnification or to advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while these Bylaw or any provision hereof is in force.
SECTION 5.05. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Maryland General Corporation Law.

ARTICLE VI
MISCELLANEOUS PROVISIONS
SECTION 6.01. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year or on such other date as may be fixed by the Board of Directors.
SECTION 6.02. Seal. The seal of the Corporation shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the year of its organization. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced.
SECTION 6.03. Investment Policies. The directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as they shall deem appropriate in their sole discretion.
SECTION 6.04. Execution Of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.
SECTION 6.05. Voting Of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power or power of substitutions, at any meeting of stockholders of any other corporation or organization the securities of which are held by this Corporation.
SECTION 6.06. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6.07. Corporate Records. The original or attested copies of the Charter, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Maryland and shall be kept at the principal office of the Corporation, at the office of its counsel or at an office of its transfer agent.
SECTION 6.08. Amendments. These Bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of a majority of the entire Board of Directors or by a vote of a majority of the voting power of the common stock of the Corporation.
SECTION 6.09. Offices. The principal office of the Corporation within the State of Maryland shall be located at such place as the Board of Directors may designate. The Corporation may have additional offices, including a principal executive office, at such place or places both within and without the State of Maryland as the Board of Directors may from time to time determine or the business of the Corporation may require.
Adopted and effective as of November 19, 2009.